EXHIBIT 3.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                                  AND RIGHTS OF
               SERIES B 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                               1-800-AUTOTOW, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

         1-800-AutoTow, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority contained in the Fourth Article of its Certificate of Incorporation, as amended, and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the following resolutions creating a series of Preferred Stock, $.001 par value, designated as Series B 8% Cumulative Convertible Preferred Stock, were duly adopted by the Board of Directors of the Corporation (the "Board") as of August 5, 1999:

         RESOLVED, that the Board hereby creates from among the Corporation's 4,900,000 authorized and previously undesignated shares of Preferred Stock, $.001 par value, a series of such Preferred Stock to be known as the "Series B 8% Cumulative Convertible Preferred Stock" and to comprise 500,000 shares, and hereby adopts and prescribes therefore the designation, relative rights, preferences and limitations, and other terms and conditions of such series as set forth in, and governed by, Exhibit A attached to these minutes, with such Exhibit A being hereby incorporated as part of this resolution; and

         FURTHER RESOLVED, that the officers of the Corporation be and hereby are authorized and directed to take any and all further action that may be necessary or desirable to accomplish the above authorized action, including but not limited to the execution and filing of all instruments or documents that may be necessary to create, designate, issue or evidence shares of the Corporation's Series B 8% Cumulative Convertible Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned duly authorized officers of the Corporation, this 5 day of August, 1999.

                                                         SIGNED:

                                                         /s/ Joel Nagelmann
                                                         -------------------
                                                         Joel Nagelmann
                                                         President & CEO

ATTEST:

/s/ V. Gelormine
----------------
V. Gelormine
Vice President

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                                    Exhibit A

               Series B 8% Cumulative Convertible Preferred Stock
                                       of
                   1-800-AutoTow, Inc., a Delaware Corporation
                               (the "Corporation")

         2. Designation; Rank. 500,000 shares of the preferred stock, $.001 par value, stated value $10.00 per share (the "Stated Value"), of the Corporation are hereby constituted as a series of the preferred stock designated as "Series B 8% Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock") and having relative rights and preferences to all other classes and series of the capital stock of the Corporation as set forth herein. The Series B Preferred Stock shall rank senior to all other classes or series of capital stock of the Corporation, except as permitted by Section 4(b) hereof, and except as expressly provided in Sections 2(b) and 3(a) hereof.

         3. Dividends.

         (1) The Board of Directors of the Corporation or a duly authorized committee thereof (the "Board") shall declare, out of funds legally available therefor, a cumulative, annual cash dividend of eight percent (8%) of the Stated Value, calculated at the simple interest rate of 8% per annum from the Issue Date, and no more, for each share of the Series B Preferred Stock held by each Record Holder, payable on or about the 15th day of July, and the 15th day of January of each year, commencing January 15, 2000 (the "Dividend Payment Dates"). Each dividend declared by the Board shall be paid to the Record Holders as their names appear on the stock books of the Corporation on the first day of the month in which the Dividend Payment Dates fall, provided, however, that whether or not declared for payment by the Board, dividends at the rate prescribed above shall be deemed to accrue in arrears and accumulate on each outstanding share of the Series B Preferred Stock from month to month as of the 15th day of each month, commencing with the month next following the month in which such share is issued, until such dividends are declared for payment by the Board and payment is accordingly made, in cash, therefor. Dividends in arrears for any year may be declared and paid at any time, without reference to any regular Dividend Payment Dates, to the Record Holders on the date fixed by the Board as their names appear on the stock books of the Corporation; provided that such date fixed by the Board shall not exceed 15 days preceding the payment date thereof. Any dividend payment made on shares of Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due for such shares.

         (2) During any fiscal year of the Corporation, no dividend shall be paid upon, or declared and set apart for, any share of Series B Preferred Stock or for any share of any other series of the Preferred Stock ranking pari passu with shares of the Series B Preferred Stock as to dividends, unless during such fiscal year a like proportionate dividend, ratably in proportion to the respective dividends applicable thereto, shall be paid upon, or be declared and set apart for, all shares of Series B Preferred Stock as to which dividends shall have accrued. Record Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, securities or other property, in excess of the full cumulative dividends on shares of the Series B Preferred Stock.

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         (3) So long as any Series B Preferred Stock is outstanding, no dividend shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Stock or upon any other stock of the Corporation ranking junior to or pari passu with the Series B Preferred Stock as to dividends or upon liquidation, including without limitation the Corporation's Series A Convertible Preferred Stock ("Series A Preferred Stock") (except for dividends on such Series A Preferred Stock which are paid by the Corporation in shares of Common Stock), nor shall any of the Common Stock or any other stock of the Corporation ranking junior to or pari passu with the Series B Preferred Stock as to dividends or upon liquidation, including without limitation the Series A Preferred Stock, be redeemed, repurchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation or any subsidiary thereof (except by conversion into or exchange for shares of Common Stock or of any other stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of the Series B Preferred Stock for all dividends in arrears shall have been declared and paid.

         (4) Subject to the foregoing provisions, dividends, whether payable in cash, stock or otherwise as the Board may determine, may be declared and paid from time to time on Common Stock and on any other class or series of stock of the Corporation, out of funds of the Corporation legally available for the payment of dividends, and the Series B Preferred Stock shall not be entitled to participate in any such dividends.

         4. Preference on Liquidation.

         (1) Liquidation Preference for Series B Preferred Stock. In the event that the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution of the assets of the Corporation shall be made to the holders of shares of Common Stock, Series A Preferred Stock (other than for accrued but unpaid dividends on the issued and outstanding Series A Preferred Stock) or other Junior Securities (and no monies shall be set apart for such purpose) unless prior thereto, the Record Holders of shares of Series B Preferred Stock shall have received from the assets of the Corporation an amount per share equal to the Stated Value (the "Series B Liquidation Preference").

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

         (2) Pro Rata Payments. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series B Liquidation Preference for each share of Series B Preferred Stock then outstanding and the full liquidating payments on all Parity Securities, then the assets of the Corporation remaining after the distribution to holders of any Senior Securities of the full amounts to which they may be entitled shall be ratably distributed among the record holders of Series B Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

         (3) Sale not a Liquidation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

         (4) Notice of Liquidation. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than twenty (20) days prior to any payment date specified therein, to the Record Holders of the Series B Preferred Stock.

         5. Voting.

         (1) General Rights. In addition to any voting rights provided in the Certificate of Incorporation or By-laws, the Series B Preferred Stock shall vote together with the Common Stock on all actions to be voted on by the stockholders of the Corporation. Each share of Series B Preferred Stock shall entitle the Record Holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (rounded up to the nearest whole share of Common Stock) into which each share of Series B Preferred Stock is then convertible. The Record Holders of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation.


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         (2) Special Voting Rights on Certain Corporate Actions. The Corporation
shall not, without the prior consent (in addition to any other vote or consent required by law, contract or otherwise) of the Record Holders of seventy-five percent (75%) of the outstanding shares of Series B Preferred Stock, voting as a class in person or by proxy in writing or at a special meeting called for the purpose: (i) create or authorize any additional stock or any class or series unless the same ranks junior to the Series B Preferred Stock as to dividends, as to redemptions and as to the distribution of assets on dissolution, liquidation or winding up, whether voluntary or involuntary, or create or authorize any obligation or security convertible into shares of stock of any class or series unless the same ranks junior to the Series B Preferred Stock as to dividends, as to redemptions and as to the distribution of assets on dissolution, liquidation or winding up, whether voluntary or involuntary, whether any such creation or authorization shall be by means of amendment of the Certificate of Incorporation, this Certificate of Designations, merger, consolidation or otherwise; or (ii) amend, alter or repeal the Certificate of Incorporation, this Certificate of Designations or Bylaws, or file any directors' resolutions pursuant to the General Corporation Law of the State of Delaware, containing, in any such case, any provision which in any manner adversely affects the respective powers, designations, preferences or rights, or the qualifications, limitations or restrictions thereof, of the Series B Preferred Stock, (iii) agree to, or permit any subsidiary to agree to, any provision in any agreement that would impose any restrictions on the Corporation's right to make any redemption of or convert any of the Series B Preferred Shares or otherwise prohibit the Corporation from honoring the exercise of any rights the Record Holders of the Series B Preferred Shares now have or may hereafter have, (iv) engage in any merger, share exchange, consolidation or reorganization which would result in the holders of Common Stock of the Corporation who immediately prior to such transaction owned more than fifty percent (50%) of the Common
Stock owning less than fifty percent (50%) of the Common Stock of the Corporation, or such surviving entity, immediately after such transaction; or
(v) engage in any sale of all, or substantially all, of the assets of the Corporation.

         6. Conversion. The Record Holders of Series B Preferred Stock shall have the right to convert all or a portion of such shares into fully paid and nonassessable shares of Common Stock or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof as follows:

         (1) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, a Record Holder of shares of Series B Preferred Stock shall have the right without payment of any additional consideration, at the option of such Record Holder, at any time or from time to time, to convert each of such shares into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price then in effect (such number to be rounded up to the nearest whole number) and by surrender of such shares of Series B Preferred Stock, such surrender to be made in the manner provided in paragraph (b) of this Section 5. The Common Stock issuable upon conversion of the shares of Series B Preferred Stock, when such Common Stock shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable Common Stock held by the holders thereof.

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

         (2) Mechanics of Conversion. Each Record Holder of Series B Preferred Stock that desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series B Preferred Stock or Common Stock, accompanied by written notice to the Corporation setting forth the name or names in which such Record Holder wishes the certificate or certificates for shares of Common Stock to be issued if such name or names shall be different than that of such Record Holder. In case such notice shall specify a name or names other than that of such Record Holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance and delivery of shares of Common Stock in such name or names. Thereupon, the Corporation shall issue and deliver at such office on the fifth
(5th) succeeding Business Day (unless such conversion is in connection with an underwritten public offering of Common Stock, in which event concurrently with such conversion) to such Record Holder or on such Record Holder's written order,
(i) a certificate or certificates for the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such Record Holder is entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted (except that if such conversion is in connection with an underwritten public offering of Common Stock, then such conversion shall be deemed to have been effected upon such surrender) so that the rights of the Record Holder thereof as to the shares being converted shall cease at such time except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time.

         (3) Adjustment of the Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

         (1) Stock Splits and Combinations. In the event the Corporation shall at any time exchange, as a whole, by subdivision or combination in any manner or by the making of a stock dividend, the number of shares of Common Stock then outstanding into a different number of shares, with or without par value, then the number of shares of Common Stock that each Record Holder of shares of Series B Preferred Stock would receive upon conversion of its shares of Series B Preferred Stock (calculated immediately prior to such change) shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of outstanding Common Stock of the Corporation by reason of such change, and the Conversion Price after such change shall, in the event of an increase in the number of shares of Common Stock outstanding, be proportionately reduced, and, in the event of a decrease in the number of shares of Common Stock outstanding, be proportionately increased.

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

         (2) Reorganization, Reclassification, Merger or Consolidation. If the Corporation shall at any time reorganize or reclassify the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination) or consolidate with or merge into another corporation (where the Corporation is not the continuing corporation after such merger or consolidation), the Record Holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock in whole or in part, the same kind and number of shares of stock and other securities, cash or other property (and upon the same terms and with the same rights) as would have been distributed to a Record Holder upon such reorganization, reclassification, consolidation or merger had such Record Holder converted its Series B Preferred Stock immediately prior to such reorganization, reclassification, consolidation or merger (subject to subsequent adjustments under Section 5(c) hereof). The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Corporation will not effect any such reorganization, reclassification, merger or consolidation unless prior to the consummation thereof, the corporation who may be required to deliver any stock, securities or other assets upon the conversion of the Series B Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the Record Holders of the Series B Preferred Stock. A sale, transfer or lease of all or substantially all of the assets of the Corporation to another person shall be deemed a reorganization, reclassification, consolidation or merger for the foregoing purposes.

         (3) Issuance of Common Stock at a Price Below Conversion Price. In case the Corporation at any time or from time to time shall issue after the Issue Date shares of its Common Stock (or securities convertible into its Common Stock) at a price per share (or having a conversion price per share) less than the Conversion Price (as defined in Section 7 below) per share of Common Stock, and in such case, the number of shares of Common Stock into which each share of the Series B Preferred Stock is convertible shall be adjusted so that the Record Holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to such event by (b) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to such event, plus (II) the number of additional shares of Common Stock issued (or into which the securities issued are convertible), plus (III) the aggregate number of shares of Common Stock which would be issued upon the conversion or exercise of any outstanding options, warrants or other convertible securities which entitle the holders thereof to purchase, or otherwise receive, any Common Stock, and the denominator of which shall be the sum of (IV) the number of shares of Common Stock outstanding immediately prior to such event, plus (V) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued would purchase at such Conversion Price on the date of such issuance, plus (VII) the aggregate number of shares of Common Stock which would be issued upon the conversion or exercise of any outstanding options, warrants or other convertible securities which entitle the holders thereof to purchase, or otherwise receive, any Common Stock.

         (4) Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to the making of adjustments of the shares of Common Stock into which the Series B Preferred Stock is convertible and the Conversion Price at which the Series B Preferred Stock is convertible provided for in this Section 5(c):

         (1) When Adjustments to Be Made. The adjustments required by this
Section 5(c) shall be made whenever and as often as any event requiring an adjustment shall occur. For the purpose of any adjustment, any event shall be deemed to have occurred at the close of business on the date of its occurrence.
(1)

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         (2) Challenge to Good Faith Determination. Whenever the Board shall be required to make a determination in good faith of the fair value of any item under this Section 5(c), such determination may be challenged in good faith by a Record Holder of Series B Preferred Stock and any dispute shall be resolved by an investment banking firm of recognized national standing selected by the Corporation and acceptable to such Record Holder. The fees of such investment banker shall be borne by such Record Holder if the Corporation's calculation is determined to be correct and otherwise by the Corporation.

         (4) No Fractional Share Adjustments. No fractional shares shall be issued upon conversion of the Series B Preferred Stock. If more than one share of the Series B Preferred Stock is to be converted at one time by the same stockholder, the number of full shares issuable upon such conversion shall be computed on the basis of the aggregate amount of the shares to be converted (and shall be rounded up to the nearest whole number).

         (5) Shares to be Reserved. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock from time to time outstanding including all those required under subsection 2(b). The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized but unissued Common Stock shall be insufficient to permit the conversion in full of the Series B Preferred Stock.

         (6) Taxes and Charges. The Corporation will pay any and all issue or other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of any shares of Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that of the Record Holder of the Series B Preferred Stock being converted in connection therewith, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

         (7) Accrued Dividends. Upon conversion of any shares of the Series B Preferred Stock, the Record Holder thereof shall be entitled to receive any accrued but unpaid dividends in respect of the shares of Series B Preferred Stock so converted to the date of such conversion in the form of cash.

         (8) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such shares of Series B Preferred Stock.


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         7. Shares to be Retired. Any share of Series B Preferred Stock converted, redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board as shares of preferred stock of one or more other series but not as shares of Series B Preferred Stock.

         8. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

                  "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Florida.

                  "Common Stock" means the Corporation's Common Stock, $.001 par value per share, and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

                  "Conversion Price" means the Conversion Price per share of Common Stock into which the Series B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 5 hereof. The initial Conversion Price shall be $0.1503547788.

                  "Issue Date" means, as to any share of Series B Preferred Stock, the date of original issuance thereof by the Corporation.

                  "Junior Securities" means the Common Stock and any other class of capital stock or series of preferred stock hereafter created by the Corporation which does not expressly provide that it ranks senior to or pari passu with the Series B Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                  "Parity Securities" means any class of capital stock or series of preferred stock hereafter created by the Corporation, in accordance with Section 4(b) hereof, which expressly provides that it ranks pari passu with the Series B Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                  "Person" or "person" shall mean an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

                  "Public Equity Offering" means an underwritten offering with gross proceeds to the Corporation of at least $15 million pursuant to a registration statement that has been declared effective by the Commission (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Corporation).

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                  "Senior Securities" means any class of capital stock or series of preferred stock hereafter created by the Corporation, in accordance with Section 4(b) hereof, which expressly provides that it ranks senior to the Series B Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                  "Record Holder" means each holder of record of issued and outstanding shares of the Series B Preferred Stock.

                  "Series B Liquidation Preference" shall have the meaning set forth in Section 3(a).

                  "Series B Preferred Stock" shall have the meaning set forth in
         Section 1.

                  "Trading Day" shall mean any day in which The Nasdaq Stock Market, or any other market or exchange upon which the Common Stock is traded, is open and no less than 100 shares of 1-800-AutoTow, Inc., Inc. are traded.

         9. Notices. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given (i) upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in Section 5(b) hereof, or
(ii) in all other cases, upon the earlier of (x) receipt of such notice, (y) three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (z) the Business Day following sending such notice by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its offices at 1301 N. Congress Ave., Suite 330, Boynton Beach, Florida 33426, Attention: President, or to an agent of the Corporation designated as permitted by the Articles of Incorporation, or, if to any Record Holder of the Series B Preferred Stock, to such Record Holder at the address of such Record Holder of the Series B Preferred Stock as listed in the stock record books of the Corporation.

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